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                                                                      EXHIBIT 12

                             U. S. HOME CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1998

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                                                                                         HISTORICAL
                                                                    ----------------------------------------------------
                                                                      1994       1995       1996       1997       1998
                                                                    --------   --------   --------   --------   --------
COMPUTATION OF HISTORICAL RATIOS:
FIXED CHARGES, AS ADJUSTED, OF U. S. HOME CORPORATION:
     INTEREST EXPENSED AND CAPITALIZED                              $ 28,282   $ 30,262   $ 32,907   $ 37,431   $ 46,200
     AMORTIZATION OF PREMIUMS, DISCOUNTS AND
         CAPITALIZED EXPENSES RELATED TO INDEBTEDNESS                  3,075      2,425      2,084      2,139      2,088
     ESTIMATED INTEREST INCLUDED IN RENT EXPENSE                       1,820      1,833      1,941      2,346      2,975
FIXED CHARGES OF JOINT VENTURES:
     TOTAL INTEREST EXPENSED AND CAPITALIZED                             227        269        472        559      1,641
     ESTIMATED INTEREST INCLUDED IN RENT EXPENSE                          --         --         --         --          2
                                                                    --------   --------   --------   --------   --------
                                                                    $ 33,404   $ 34,789   $ 37,404   $ 42,475   $ 52,906
                                                                    ========   ========   ========   ========   ========
EARNINGS--
     OPERATING INCOME FROM CONTINUING OPERATIONS                    $ 52,526   $ 59,072   $ 55,901   $ 74,900   $ 89,293
     ADD:
        FIXED CHARGES OF U. S. HOME CORPORATION                       33,404     34,789     37,404     42,475     52,906
        PREVIOUSLY CAPITALIZED INTEREST CHARGED TO COST OF SALES:
          U. S. HOME CORPORATION                                      28,871     27,555     30,786     33,789     40,787
          JOINT VENTURES                                                 183        238      1,129        385        342
     SUBTRACT INTEREST CAPITALIZED:
          U. S. HOME CORPORATION                                      30,820     31,995     33,484     38,153     46,597
          JOINT VENTURES                                                 227        269        472        559      1,641
                                                                    --------   --------   --------   --------   --------
EARNINGS AS ADJUSTED                                                $ 83,937   $ 89,390   $ 91,264   $112,837   $135,090
                                                                    ========   ========   ========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES                                     2.513      2.569      2.440      2.657      2.553
                                                                    ========   ========   ========   ========   ========
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